Exhibit 99.1

SUPERCONDUCTOR TECHNOLOGIES ENTERS SECURITIES PURCHASE AGREEMENT WITH

SUBSIDIARY OF CLEARDAY

AUSTIN, Texas – July 6, 2020 — Superconductor Technologies Inc. (STI) (Nasdaq: SCON) and a wholly-owned subsidiary of Allied Integral United, Inc. entered into a Securities Purchase Agreement on June 30, 2020, which was consummated on July 6, 2020, pursuant to which STI issued four million (4,000,000) shares of STI Common Stock (without any warrants) in exchange for a preferred equity interest in real-estate (described below) that STI values at $1.6 million, implying a purchase price of $0.40 per share.

As previously disclosed, on February 26, 2020, STI, AIU Special Merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of STI (Merger Sub), and Allied Integral United, Inc., a Delaware corporation (referred to as Clearday), entered into an Agreement and Plan of Merger (as amended on May 12, 2020), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Clearday, with Clearday continuing as a wholly-owned subsidiary of STI, and STI would amend its certificate of incorporation to effect a reverse stock split of its shares of common stock, par value $0.001 per share and change its name to Clearday, Inc.

STI received a 50% preferred equity interest in Naples JV LLC (Holdings), a single-asset holding company that owns 100% of the equity interests of a single-asset limited liability company (Property LLC) which, in turn, solely owns an un-encumbered fee simple interest in a three story commercial office building in San Antonio, Texas, that serves as the corporate headquarters of Clearday (the Building) and also has other medical office tenants. In addition, the Building, which is located in an opportunity zone, is expected to be the location for one of Clearday’s adult daycare centers and to be a site to use and/or test a product to improve air quality utilizing STI’s existing Cryogenic Cooler as an enabling technology for one of Clearday’s service offerings in the home healthcare market.

Clearday owns the other 50% of Holdings in the form of common equity. STI has a $1.6 million preference over the Clearday common equity in connection with any liquidity event involving Holdings, Property LLC or the Building (such as a sale or refinancing of the Building), and each of Clearday and STI have a 50% interest in any ordinary course distributions from Holdings. STI’s preferred interest is redeemed upon payment to STI of its full liquidation preference in cash.

As previously disclosed, STI was notified by the staff of The Nasdaq Stock Market that it did not satisfy the minimum $2.5 million stockholders’ equity requirement (the “Equity Rule”) for continued listing on The Nasdaq Capital Market or the minimum bid-price rule (the “Price Rule”). STI thereafter presented its plan to regain compliance with the Equity Rule and the Price Rule to the Nasdaq Hearings Panel, which granted the Company an extension, through July 6, 2020, to evidence full compliance with the Equity Rule and (due to a grace period provided related to the COVID-19 pandemic), through September 21, 2020 to evidence full compliance with the Price Rule.

The Company still intends to complete its merger with Clearday, however it has not yet filed a registration statement with the Securities and Exchange Commission for the merger due to delays in Clearday’s initial audit to be a public company.

As a result of the private placement described in this press release, STI believes it satisfies the Equity Rule for continued listing on The Nasdaq Capital Market as of the date of this filing. STI intends to also satisfy the Price Rule by the extended compliance date by taking appropriate action, including through completion of the merger with Clearday and/or completion of a reverse stock split.

A current report on Form 8-K is being filed today containing additional important information and the transaction documents.

About Clearday, Inc.

Clearday is an innovative longevity care and wellness company, with a modern, hopeful vision for making high quality care options more accessible, affordable, and empowering for older Americans and those who love them. Through our subsidiary Memory Care America (MCA), we operate a network of highly rated residential memory care communities in four U.S. states. With our Clearday Clubs™ concept, we are bringing the same standard of excellence found in our MCA residential facilities to a daytime-only community model that is dramatically less expensive than residential care options. Learn more about Clearday and Clearday Clubs at myclearday.com

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.’s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning STI, AIU, the proposed Merger, and other matters. These statements may discuss the valuation of the Building, goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of STI, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Building, which was not valued by a formal appraisal process, is worth less than the value STI attributes to it or that it declines in value in the future; the risk that STI’s preferred interest in the Building is illiquid; the risk that the Nasdaq Hearing Panel does not agree that the Company has regained compliance with the Equity Rule, which could result in immediate delisting; the risk that even if the Company has regained compliance with the Equity Rule, it fails to regain compliance with the Price Rule by September 21, 2020, would could result in immediate delisting; the risk that the delay in consummating the merger will create increased expense to STI; the risk that the conditions to the closing of the proposed Merger are not satisfied, including the failure to obtain stockholder approval for the proposed Merger in a timely manner or at all; uncertainties as to the timing of the consummation of the proposed Merger and the ability of each of STI and AIU to consummate the Merger; risks related to STI’s ability to correctly estimate and manage its operating expenses and its expenses associated with the proposed Merger pending closing; risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed Merger; risks associated with the possible failure to realize certain anticipated benefits of the proposed Merger, including with respect to future financial and operating results; the ability of STI or AIU to protect their respective intellectual property rights; competitive responses to the Merger and changes in expected or existing competition; unexpected costs, charges or expenses resulting from the proposed Merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger; regulatory requirements or developments; changes in capital resource requirements; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in STI’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current

Reports on Form 8-K filed with the SEC. STI can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, STI undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information Will be Filed with the SEC

In connection with the proposed Merger, STI intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement/prospectus/information statement. INVESTORS AND STOCKHOLDERS OF STI ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STI, THE MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by STI with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by STI with the SEC by contacting STI by mail at Superconductor Technologies Inc., 15511 W. State Hwy 71, Suite 110-105 Austin, TX 78738, (512) 650-7775, Attention: Corporate Secretary. Investors and stockholders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

STI and its directors and executive officers and AIU and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of STI in connection with the Merger. Information regarding the special interests of these directors and executive officers in the Merger will be included in the proxy statement/prospectus/information statement referred to above. Additional information about STI’s directors and executive officers is included in STI’s definitive proxy statement filed with the SEC on April 26, 2019. These documents are available free of charge at the SEC website (www.sec.gov) and from the Corporate Secretary of STI at the address above.

Investor Relations Contact

Moriah Shilton or Kirsten Chapman, LHA Investor Relations, +1-415-433-3777 invest@suptech.com

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